Exhibit 99.1
Press Release
Aspen Insurance Holdings Limited Announces Director Will Not Be
Standing for Re-Election
Hamilton, BERMUDA, January 12, 2011 — Aspen Insurance Holdings Limited (“Aspen” or “the Company”) (NYSE:AHL) today announced that Mr. David Kelso will not stand for re-election to the Board of Directors when his current term expires at the next Annual General Meeting on April 28, 2011.
Mr. Kelso has been a Director of the Company since May 26, 2005, and a member of the Audit Committee, the Corporate Governance and Nominating Committee and the Risk Committee.
Glyn Jones, Chairman of the Company said: “On behalf of the Board of Directors, I would like to thank David for his contributions to the Company over the last 5 years. During his tenure, both the Board and Executive Management have benefitted greatly from David’s robust and constructive challenge and contribution to Board debate.”
About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, the United States, the United Kingdom, and Switzerland. For the twelve months ended December 31, 2009, Aspen reported gross written premiums of $2,067.1 million, net income of $473.9 million and total assets of $8.3 billion. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service. For more information about Aspen, please visit www.aspen.bm.
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Investor Contact:
Aspen Insurance Holdings Limited
Noah Fields, Head of Investor Relations	T: +1 441-297-9382

European Press Contact:
Citigate Dewe Rogerson
Justin Griffiths/Sarah Gestetner	T: +44 (0) 20 7282 2920

North American Press Contact:
Abernathy MacGregor
Carina Davidson/Allyson Morris	T: +1 212-371-5999
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